Exhibit 99.1

Civitas Solutions Reports Fiscal 2016 Third Quarter Results

BOSTON, MA, August 9, 2016 - Civitas Solutions, Inc. (NYSE: CIVI) today reported financial results for the fiscal third quarter ended June 30, 2016.

Third Quarter Fiscal 2016 Highlights

•	Third quarter net revenue increased 2.3% to $354.0 million; excluding at-risk youth ("ARY") divested operations, third quarter net revenue increased by 6.5%

•	Third quarter net income was $4.8 million, compared to net income of $0.6 million in the third quarter of fiscal 2015

•	Third quarter Adjusted EBITDA increased 4.0% to $40.6 million

•	Completed two acquisitions during the third quarter, bringing the year-to-date total to ten acquisitions with total annual revenues of $45.2 million
“Our third quarter growth reflects increases in volumes and stable or increasing rates in our two largest service lines, I/DD and SRS,” stated Bruce Nardella, president and chief executive officer. “In addition, our financial results in the quarter are highlighted by the continued accelerated investment in new start initiatives, two additional acquisitions on top of the eight companies acquired in the first half of the year, rapid growth in our new adult day health service line, and solid operating performance in many of our larger markets.
“Relative to our expectations, our performance in the quarter was affected primarily by continued weakness in West Virginia from the redesign of its I/DD waiver program and higher-than-expected health care costs,” Nardella added. “Looking ahead, however, we remain confident in our ability to continue to expand high-quality services in existing and new markets through acquisition opportunities and new start initiatives, drive free cash flow, and create long-term value for our stockholders.”

Third Quarter Fiscal 2016 Financial Results

Net revenue for the third quarter was $354.0 million, an increase of $8.0 million, or 2.3%, over net revenue for the same period of the prior year. The growth in net revenue was negatively impacted by the divestiture of our ARY operations in six states, which resulted in a decrease in net revenue of $13.5 million as compared to the prior year period. Excluding these operations, net revenue increased by $21.5 million or 6.5%, of which $12.1 million was from acquisitions that closed during and after the third quarter ended June 30, 2015, and $9.4 million was from organic growth.

Net revenue consisted of:

•
Human Services net revenue of $280.5 million (79.2% of total net revenue), an increase of 0.7% compared to the third quarter of fiscal 2015; excluding ARY divested operations, Human Services net revenue increased by 5.9%; and

•	Post-Acute Specialty Rehabilitation Services net revenue of $73.5 million (20.8% of total net revenue), an increase of 8.7% compared to the third quarter of fiscal 2015.

Income from operations for the third quarter was $17.8 million, or 5.0% of net revenue, compared to $11.5 million, or 3.3% of net revenue, for the third quarter of the prior year. The increase in our operating margin was primarily due to the positive impact of divesting lower margin ARY operations during fiscal 2015 and the first half of fiscal 2016 and a decrease in amortization expense due to an $8.2 million intangible impairment charge related to the ARY divestitures recorded during the third quarter of the prior year. These improvements were partially offset by an increase in occupancy costs as a percentage of revenue due to programs with higher levels of open occupancy and an increase in workers' compensation expense during three months ended June 30, 2016.

Net income for the third quarter was $4.8 million compared to net income of $0.6 million for the same period of the prior year. Net income was positively affected by the increase in our income from operations.

Basic and diluted net income per common share from continuing operations was $0.13 for the fiscal third quarter ended June 30, 2016, compared to net income per common share from continuing operations of $0.04 for the same period of the prior year.

Adjusted EBITDA for the third quarter was $40.6 million, or 11.5% of net revenue, compared to Adjusted EBITDA of $39.1 million, or 11.3% for the third quarter ended June 30, 2015. The increase in our Adjusted EBITDA margin for the three months ended June 30, 2016 was primarily due to the divestiture of the ARY operations discussed above. The improvement was partially offset by an increase in occupancy costs as a percentage of revenue due to programs with higher levels of open occupancy, and an increase in workers' compensation expense compared to the same period of the prior year.

Year-to-Date Fiscal 2016 Financial Results

Net revenue for the nine months ended June 30, 2016 was $1,045.4 million, an increase of $29.6 million, or 2.9%, over net revenue for the same period of the prior year. The growth in net revenue was negatively impacted by the divestiture of our ARY operations discussed above, which resulted in a decrease in net revenue of $36.3 million as compared to the prior year period. Excluding these operations, net revenue increased by $66.0 million or 6.8%, of which $30.5 million was from acquisitions that closed during and after the nine months ended June 30, 2015, and $35.5 million was from organic growth.

Net revenue consisted of:

•
Human Services net revenue of $831.8 million (79.6% of total net revenue), an increase of 1.4% compared to the nine months ended June 30, 2015; excluding ARY divested operations, Human Services net revenue increased by 6.2%; and

•	Post-Acute Specialty Rehabilitation Services net revenue of $213.5 million (20.4% of total net revenue), an increase of 9.1% compared to the nine months ended June 30, 2015.

Income from operations for the nine months ended June 30, 2016 was $46.4 million, or 4.4% of net revenue, compared to $46.0 million, or 4.5% of net revenue, for the same period of the prior year. The decrease in our operating margin during the nine months ended June 30, 2016 was partly due to an increase in direct labor costs resulting from $6.6 million of favorable adjustments to our reserves for health insurance and incentive compensation in the prior year period. In addition, our operating margin during the nine months ended June 30, 2016 was negatively impacted by a $10.5 million stock-based compensation charge related to our former equity plan, exit costs associated with the ARY divestitures, an increase in direct labor costs due to higher amounts of overtime in some markets, an increase in occupancy costs due to programs with higher levels of open occupancy and higher professional and general liability expense. The impact of these items was offset by margin improvements resulting from ARY divested operations, lower workers' compensation expense due to favorable settlement experience on prior period claims and a decrease in amortization expense due to intangible impairment charges of $10.4 million related to the ARY divestitures recorded during the nine months ended June 30, 2015.

Net income for the nine months ended June 30, 2016 was $6.5 million compared to a net loss of $1.2 million for the same period of the prior year. In addition to the items discussed above, net income for the nine months ended June 30, 2016 was positively impacted by lower interest expense and debt extinguishment costs as compared to the prior period resulting from the redemption of senior notes in fiscal 2015. This benefit was partially offset by a loss on the sale of our ARY operations in North Carolina and the tax impact associated with the stock-based compensation charge discussed above. This expense was not deductible for tax purposes.

Basic and diluted net income per common share from continuing operations was $0.18 for the nine months ended June 30, 2016, compared to a net loss per common share from continuing operations of $0.01 for the same period of the prior year.

Adjusted EBITDA for the nine months ended June 30, 2016 was $118.2 million, or 11.3% of net revenue compared to Adjusted EBITDA of $116.6 million, or 11.5% of net revenue, for the same period of the prior year. The decrease in our Adjusted EBITDA margin was partly due to an increase direct labor costs resulting from $6.6 million of favorable adjustments to our health insurance reserves and accruals for incentive compensation in the prior year period. In addition, our Adjusted EBITDA margin was negatively impacted by an increase in direct labor costs due to higher amounts of overtime in some markets, an increase in occupancy costs due to programs with higher levels of open occupancy, and higher professional and general liability expense as compared to the same period of the prior year. The impact of these items was offset by margin improvements resulting from the ARY divested operations and lower workers' compensation expense due to favorable settlement experience on prior period claims.

Fiscal 2016 Outlook and Guidance

The Company is updating its fiscal year 2016 net revenue and Adjusted EBITDA guidance that it communicated on May 10, 2016 during the release of fiscal second quarter results.

For fiscal 2016, we are narrowing our net revenue guidance range to a range of $1,400.0 billion to $1,415.0 billion and lowering our guidance for Adjusted EBITDA to a range of $158.0 million to $161.0 million.

“As a result of recent developments, we expect that our growth in the back half of the year will be lower than we had anticipated due to greater-than-expected impact from both the West Virginia redesign and health care costs,” Nardella stated.  “Just as was the case in the third quarter, we expect these two factors will be a headwind on our growth during the fourth quarter.  Consequently, we are revising our fiscal year 2016 Adjusted EBITDA guidance to account for their projected impact.”

A reconciliation of the low-end and high-end of the Adjusted EBITDA guidance to net income is as follows:

	Fiscal Year Ending September 30, 2016
(In millions)	Low-end	High-end
Net income	$14.7	$16.2
Loss from discontinued operations	0.2	0.2
Provision for income taxes	16.7	18.2
Interest expense, net	33.0	33.0
Depreciation and amortization	73.0	73.0
Stock-based compensation	17.4	17.4
Exit costs	2.0	2.0
Contingent consideration adjustment	(0.3)	(0.3)
Sale of business	1.3	1.3
Adjusted EBITDA	$158.0	$161.0

Modeling guidelines for the current fiscal year are as follows:

Average basic and diluted shares outstanding for the year: 37.5 million
Capital expenditures: 3.1% to 3.3% of net revenue

Net income as presented in the reconciliation of Adjusted EBITDA guidance to net income may be further impacted by potential future non-operating charges that would impact net income without affecting Adjusted EBITDA.

Conference Call
This afternoon, Tuesday, August 9, 2016, Civitas Solutions management will host a conference call at 5:00 pm (Eastern Time) to discuss the fiscal 2016 second quarter operating results.

Conference Call Dial-in #:
Domestic U.S. Toll Free:        877-255-4315
International:            412-317-5467

Replay Details (available 1 hour after conclusion of the conference call through 8/16/16):
Domestic U.S. Toll Free:         877-344-7529
International:             412-317-0088
Canada Toll Free:        855-669-9658
Replay Access Code:         10090850

A live webcast of the conference call will be available via the investor relations section of the company’s website: www.civitas-solutions.com. Following the call, an archived reply of the webcast will be available on this website through November 9, 2016.

Non-GAAP Financial Information

This earnings release includes a discussion of Adjusted EBITDA, net revenue excluding ARY divested operations, and net debt, which are non-GAAP financial measures. Adjusted EBITDA is presented because it is an important measure used by management to assess financial performance, and management believes it provides a more transparent view of the Company’s underlying operating performance and operating trends. In addition, the Company believes this measurement is important because securities analysts, investors and lenders use this measurement to compare the Company’s performance to other companies in our industry. Net revenue excluding ARY divested operations, is presented to enhance investors’ understanding of the financial performance and operating trends of the continuing operations. Net debt is presented because it is useful for lenders, securities analysts, and investors in determining the Company's net debt leverage ratio.

The non-GAAP financial measures are not determined in accordance with GAAP and should not be considered in isolation or as alternatives to net income, revenues or total debt or other financial statement data presented as indicators of financial performance or liquidity, each as presented in accordance with GAAP. Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. While we and other companies in our industry frequently use Adjusted EBITDA as a measure of operating performance and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. All non-GAAP financial measures should be reviewed in conjunction with the Company’s financial statements filed with the SEC.

For a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure, please see “Reconciliation of non-GAAP Financial Measures” on pages 8-9 of this press release.

Forward-Looking Statements

This press release contains statements about future events and expectations that constitute forward-looking statements, including our guidance, outlook and statements about our expectations for future financial performance. Forward-looking statements are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance and our growth, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to: reductions or changes in Medicaid or other funding; changes in budgetary priorities by federal, state and local governments; substantial claims, litigation and governmental proceedings; reductions in reimbursement rates or changes in policies or payment practices by the Company’s payors; increases in labor costs; matters involving employees that may expose the Company to potential liability; the Company’s substantial amount of debt; the Company’s ability to comply with billing and collection rules and regulations; changes in economic conditions; increases in insurance costs; increases in workers compensation-related liability; the Company’s ability to maintain relationships with government agencies and advocacy groups; negative publicity; the Company’s ability to maintain existing service contracts and licenses; the Company’s ability to implement its growth strategies successfully; the Company’s financial performance; and other factors described in “Risk Factors” in Civitas’ Form 10-K. Words such as “anticipates”, “believes”, “continues”, "positions", “estimates”, “expects”, “goal”, “objectives”, “intends”, “may”, “hope”, “opportunity”, “plans”, “potential”, “near-term”, “long-term”, “projections”, “assumptions”, “projects”, “guidance”, “forecasts”, “outlook”, “target”, “trends”, “should”, “could”, “would”, “will” and similar expressions are intended to identify such forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors. We assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Select Financial Highlights
($ in thousands, except share and per share data)
(unaudited)
	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net revenue	$353,963	$345,994	$1,045,393	$1,015,764
Cost of revenue	274,569	268,393	811,385	786,024
Operating expenses:
General and administrative expenses	42,988	39,671	132,614	119,452
Depreciation and amortization	18,634	26,415	54,952	64,278
Total operating expenses	61,622	66,086	187,566	183,730
Income from operations	17,772	11,515	46,442	46,010
Other income (expense):
Management fee of related party	—	—	—	(162)
Other expense, net	(140)	(386)	(1,098)	(333)
Extinguishment of debt	—	—	—	(17,058)
Interest expense	(8,493)	(8,547)	(25,530)	(28,868)
Income (loss) from continuing operations before income taxes	9,139	2,582	19,814	(411)
Provision (benefit) for income taxes	4,296	1,191	13,032	(185)
Income (loss) from continuing operations	4,843	1,391	6,782	(226)
Loss from discontinued operations, net of tax	(27)	(841)	(255)	(966)
Net income (loss)	$4,816	$550	$6,527	$(1,192)
Income (loss) per common share, basic and diluted
Income (loss) from continuing operations	$0.13	$0.04	$0.18	$(0.01)
Loss from discontinued operations	—	(0.03)	—	(0.02)
Net income (loss)	$0.13	$0.01	$0.18	$(0.03)
Weighted average number of common shares outstanding, basic	37,108,486	36,950,000	37,101,968	36,950,000
Weighted average number of common shares outstanding, diluted	37,252,344	37,122,904	37,247,784	36,950,000

Selected Balance Sheet and Cash Flow Highlights
($ in thousands)
(unaudited)

	As of
	June 30, 2016	September 30, 2015
Cash and cash equivalents	$19,246	$41,690
Working capital (a)	$51,973	$60,150
Total assets	$1,082,627	$1,063,184
Total debt (b)	$646,356	$651,643
Net debt (c)	$577,110	$559,953
Stockholders' equity	$141,304	$121,275

	Nine Months Ended June 30,
	2016	2015
Cash flows provided by (used in):
Operating activities	$60,641	$50,714
Investing activities	$(75,038)	$(67,534)
Financing activities (d)	$(8,047)	$(162,662)
Purchases of property and equipment	$(31,655)	$(30,310)
Acquisition of businesses, net of cash acquired	$(44,481)	$(38,738)

(a)	Calculated as current assets minus current liabilities.

(b)	Includes obligations under capital leases.

(c)
Represents net debt as defined in our senior credit agreement (total debt, net of cash and cash equivalents and restricted cash). See Reconciliation of non-GAAP Financial Measures for a reconciliation of total debt to net debt.

(d)
A portion of the IPO proceeds of $182.2 million that we received in fiscal 2014 was used to retire $162.0 million of senior unsecured notes on October 17, 2014 and pay the related redemption premium and fees.

Reconciliation of Non-GAAP Financial Measures
($ in thousands)
(unaudited)
	Three Months Ended June 30,		Nine Months Ended June 30,

	2016	2015	2016	2015
Net income (loss)	$4,816	$550	$6,527	$(1,192)
Loss from discontinued operations, net of tax	27	841	255	966
Provision (benefit) for income taxes	4,296	1,191	13,032	(185)
Interest expense, net	8,490	8,691	25,300	29,118
Depreciation and amortization	18,634	26,415	54,952	64,278
Adjustments:
Management fee of related party (a)	—	—	—	162
Stock-based compensation (b)	1,766	1,388	15,200	3,761
Extinguishment of debt and related costs (c)	—	—	—	17,259
Long-term compensation plan payment (d)	—	—	—	2,470
Exit costs(e)	—	—	2,005	—
Contingent consideration adjustment (f)	2,600	—	(345)	—
Sale of business(g)	—	—	1,250	—
Adjusted EBITDA	$40,629	$39,076	$118,176	$116,637

(a)	Represents reimbursable expenses under our management agreement with our private equity sponsor that were incurred prior to the termination of this agreement in September 2014.

(b)
Represents non-cash stock-based compensation expense. For the nine months ended June 30, 2016, stock-based compensation includes $10.5 million of expense related to certain awards under our former equity compensation plan that vested in connection with our secondary offering and the distribution of our shares held by NMH Investment, LLC in October 2015. The vesting of these awards impacted the allocation of the shares of Civitas that were distributed from NMH Investment, LLC to our private equity sponsor and management and not the number of shares outstanding.

(c)
Represents the costs associated with the redemption of $162.0 million and $50.0 million of senior notes in October 2014 and March 2015, respectively, and the write-off of the associated deferred financings costs and original issue discount.

(d)	Represents payments associated with the termination of an equity-like plan for employees of the CareMeridian business unit made in connection with our initial public offering ("IPO").

(e)	For the nine months ended June 30, 2016, represents expenses of $0.5 million for severance and $1.5 million for lease terminations associated with our ARY divestitures.

(f)	Represents the fair value adjustment associated with acquisition related contingent consideration liabilities.

(g)	Represents the loss recorded on the sale of our ARY North Carolina business.

Reconciliation of Non-GAAP Financial Measures (continued)
($ in thousands)
(unaudited)
Reconciliations of net revenue to net revenue excluding ARY divested operations, during the three and nine months ended June 30, 2016 and 2015 are as follows:

	Three Months Ended June 30,

	2016	2015	$ Change	% Change
Net revenue	$353,963	$345,994	$7,969	2.3%
Less ARY divested operations net revenue	(111)	13,403	(13,514)
Net revenue excluding ARY divested operations	$354,074	$332,591	$21,483	6.5%

	Three Months Ended June 30,

	2016	2015	$ Change	% Change
Human Services net revenue	$280,457	$278,398	$2,059	0.7%
Less ARY divested operations net revenue	(111)	13,403	(13,514)
Human Services net revenue excluding ARY divested operations	$280,568	$264,995	$15,573	5.9%

	Nine Months Ended June 30,

	2016	2015	$ Change	% Change
Net revenue	$1,045,393	$1,015,764	$29,629	2.9%
Less ARY divested operations net revenue	6,922	43,261	(36,339)
Net revenue excluding ARY divested operations	$1,038,471	$972,503	$65,968	6.8%

	Nine Months Ended June 30,

	2016	2015	$ Change	% Change
Human Services net revenue	$831,844	$820,112	$11,732	1.4%
Less ARY divested operations net revenue	6,922	43,261	(36,339)
Human Services net revenue excluding ARY divested operations	$824,922	$776,851	$48,071	6.2%

A reconciliation of total debt to net debt is as follows:

	As of
	June 30, 2016	September 30, 2015
Total debt	$646,356	$651,643
Cash and cash equivalents	(19,246)	(41,690)
Restricted cash	(50,000)	(50,000)
Net debt	$577,110	$559,953

About Civitas

Civitas Solutions, Inc. is the leading national provider of home- and community-based health and human services to must-serve individuals with intellectual, developmental, physical or behavioral disabilities and other special needs. Since our founding in 1980, we have evolved from a single residential program to a diversified national network offering an array of quality services in 35 states.

Contact

Civitas Solutions, Inc.
Dwight Robson, 617-790-4800
Chief Public Strategy and Marketing Officer
dwight.robson@civitas-solutions.com